Filed Pursuant to Rule 433
File No. 333-134553

FX Basket-Linked Note	Preliminary Terms and Conditions

(“Asian Leveraged Appreciation Basket”)	January 31, 2007

100% Principal-Protected	Contact: +1 (212) 526 5641

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Summary Description

This note allows an investor to hold a long position in the Japanese Yen (JPY), Chinese Yuan (CNY), Singapore Dollar (SGD), Taiwanese Dollar (TWD), South Korean Won (KRW) and Indonesian Rupiah (IDR) and a short position in the U.S. Dollar (USD) via a single basket consisting of these long and short currencies (with the long currencies having a positive weighting in the basket and the short currency having a negative weighting in the basket). If the Basket Value, which is linked to the performance of the long currencies vs. the USD, is greater than zero on the Valuation Date, the investor will receive a single payment at maturity equal to the principal amount of the notes plus an additional return equal to the principal amount of the notes multiplied by the product of [150%] (the Leverage) and the appreciation in the Basket Value (that is, the amount by which the Basket Value exceeds zero). If the Basket Value on the Valuation Date is less than or equal to zero, then the investor will receive at maturity only the principal amount of the notes, with no additional return. The notes do not bear interest and are 100% principal protected if held to maturity.

Issuer	Lehman Brothers Holdings Inc. (A1, A+, A+)

Issue Size	USD [TBD]

Issue Price	100%

Principal Protection	100%

Trade Date	[TBD]

Issue Date	Trade Date + [4] Business Days

Valuation Date

Maturity Date - [4] Valuation Business Days; provided that, upon the occurrence of a Disruption Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed (as described in “Disruption Events” below).

Maturity Date	Issue Date + [18] Months

Reference Currencies	Japanese Yen (JPY), Chinese Yuan (CNY), Singapore Dollar (SGD), Taiwanese Dollar (TWD), South Korean Won (KRW) and Indonesian Rupiah (IDR)

Reference Exchange Rates	The spot exchange rates for each of the Reference Currencies quoted against the U.S. dollar expressed as number of units of the Reference Currency per USD 1.

Leverage	[130-140%]

Redemption Amount	A single U.S. dollar payment on the Maturity Date equal to the principal amount of each note plus the Additional Amount, if any

Additional Amount	A single U.S. dollar amount equal to the principal amount of each note multiplied by: Leverage * Basket Value provided that the minimum Additional Amount payable on the notes shall be zero.

Basket Value	The sum of the following quotients in respect of the USD and each Reference Currency:

	Initial Currency Amount
	Settlement Rate

Initial Currency Amount	The Initial Currency Amount for the USD and each Reference Currency is as set forth below:

	Currency	Initial Currency Rate	Weighting	Initial Currency Amount
	JPY	TBD	16.67%	TBD
	CNY	TBD	16.67%	TBD
	SGD	TBD	16.67%	TBD
	KRW	TBD	16.67%	TBD
	TWD	TBD	16.66%	TBD
	IDR	TBD	16.66%	TBD
	USD	1.00	-100%	-1.00

Where Initial Currency Amount = Weighting * Initial Currency Rate

The Initial Currency Rate for each Reference Currency is the Reference Exchange Rate for that Reference Currency determined by the Calculation Agent on the Trade Date in accordance with the Settlement Rate Option. The Initial Currency Rate for the USD is 1.

Settlement Rate

For each Reference Currency, the Reference Exchange Rate on the Valuation Date, determined in accordance with the Settlement Rate Option (subject to the occurrence of a Disruption Event). The Settlement Rate for the USD shall be 1.

Settlement Rate Option and Valuation Business Day:	Reference Currency	Screen Reference	Valuation Business Day
	JPY	1FED	Tokyo
	CNY	SAEC	Beijing
	SGD	ABSIRFIX01	Singapore
	KRW	KFTC18	Seoul
	TWD	TAIFX1	Taipei
	IDR	ABSIRFIX01	Jakarta

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the prospectus supplement dated May 30, 2006 for the issuer’s Medium Term Notes, Series I.

Business Day	New York

Business Day Convention	Following

Disruption Events

If a Disruption Event relating to one or more Reference Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Basket Value using:

•  for each Reference Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the scheduled Valuation Date, and

•  for each Reference Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the immediately succeeding scheduled Valuation Business Day for such Reference Currency on which no Disruption Event occurs or is continuing with respect to such Reference Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Reference Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Reference Currency; and (b) the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on such day in accordance with “Fallback Rate Observation Methodology” (as defined under “Description of the Notes—Currency-Indexed Notes” in the prospectus supplement dated May 30, 2006, for the issuer’s Medium Term Notes, Series I).

A “Disruption Event” means any of the following events with respect to a Reference Currency, as determined in good faith by the Calculation Agent:

(A)  the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the delivery of USD from accounts inside the Reference Currency Jurisdiction for that Reference Currency to accounts outside that Reference Currency Jurisdiction; or (y) for JPY and SGD only, the conversion of the Reference Currency into USD through customary legal channels;

(B)  the occurrence of any event causing the Reference Exchange Rate for the Reference Currency to be split into dual or multiple currency exchange rates; or

(C)  the Settlement Rate being unavailable for the Reference Currency, or the occurrence of an event (i) in the Reference Currency Jurisdiction for that Reference Currency that materially disrupts the market for the Reference Currency or (ii) that generally makes it impossible to obtain the Settlement Rate for the Reference Currency, on the Valuation Date.

For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day for the affected Reference Currency.

Calculation Agent	Lehman Brothers Inc.

Underwriter	Lehman Brothers Inc.

Identifier	ISIN: [TBD]
CUSIP: [TBD]
Settlement System	DTC

Denominations	USD 1,000 and whole multiples of USD 1,000

Issue Type	US MTN

United States Federal Income Tax Treatment

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006.

Historical Exchange Rates

The following charts show the spot exchange rates for each Reference Currency at the end of each week in the period from the week ending January 25, 2004 through the week ending January 28, 2007 using historical data obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The spot exchange rates are expressed as the amount of U.S. dollars per Reference Currency to show the appreciation or depreciation, as the case may be, of the Reference Currency against the U.S. dollar. The spot exchange rates used to calculate the Basket Value are expressed as the amount of Reference Currency per U.S. dollar, which are the inverse of the spot exchange rates presented in the following charts.  The historical data on each Reference Currency is not necessarily indicative of the future performance of the Reference Currencies, the Basket Value or what the value of the notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

Hypothetical Redemption Amount Payment Examples

The following payment examples for this note shows scenarios for the Redemption Amount payable at maturity of the notes, including scenarios under which an Additional Amount will or will not be payable, based on hypothetical values for the Initial Currency Rates for the Reference Currencies (which are determined on the Trade Date) and for the Settlement Rates (which are determined on the Valuation Date), and consequently of the Basket Value.  The Initial Currency Rate and Settlement Rate values for the Reference Currencies have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Reference Currency/USD exchange rates and should not be taken as indicative of the future performance of any Reference Currency/USD exchange rate.  The following examples also assume Leverage of 140%; the actual Leverage for the notes will likewise be determined on the Trade Date.

Example 1: JPY, CNY, SGD, KRW, IDR, and TWD each appreciate relative to their Initial Currency Rates, resulting in a Basket Value of 0.0755, which is greater than 0, and therefore an Additional Amount of 10.57% (equal to the Basket Value times the Leverage of 140%), and a Redemption Amount of 110.57%, times the principal amount of the notes.

	Hypothetical Initial		Hypothetical	Hypothetical Settlement	Hypothetical Initial Currency
	Currency Rate		Initial Currency	Rate	Amount Divided by
Reference Currency	(on Trade Date)	Weighting	Amount	(on Valuation Date)	Hypothetical Settlement Rate
JPY	121.76	16.67%	20.2974	115.67	0.1755
CNY	7.7796	16.67%	1.2969	7.3128	0.1773
SGD	1.5387	16.67%	0.2565	1.4310	0.1793
KRW	940.90	16.67%	156.8480	865.63	0.1812
IDR	9114	16.66%	1518.3924	8294	0.1831
TWD	32.973	16.66%	5.4933	30.665	0.1791
USD	1.0000	-100%	-1.0000	1.0000	-1.0000

				Basket Value =	0.0755
				Leverage =	140%
				Additional Amount =	10.57%
				Redemption Amount =	110.57%

Example 2: JPY, CNY, SGD, KRW, IDR, and TWD each depreciate relative to their Initial Currency Rates, resulting in a Basket Value of -0.0833 and, because the Basket Value is less than 0, an Additional Amount of zero and a Redemption Amount of 100% (the return of principal invested, with no additional return).

	Hypothetical Initial		Hypothetical	Hypothetical Settlement	Hypothetical Initial Currency
	Currency Rate		Initial Currency	Rate	Amount Divided by
Reference Currency	(on Trade Date)	Weighting	Amount	(on Valuation Date)	Hypothetical Settlement Rate
JPY	121.76	16.67%	20.2974	127.85	0.1588
CNY	7.7796	16.67%	1.2969	8.4020	0.1544
SGD	1.5387	16.67%	0.2565	1.6464	0.1558
KRW	940.90	16.67%	156.8480	1034.99	0.1516
IDR	9114	16.66%	1518.3924	10390	0.1461
TWD	32.973	16.66%	5.4933	36.600	0.1501
USD	1.0000	-100%	-1.0000	1.0000	-1.0000

			Basket Value =		-0.0833
			Additional Amount =		0.00%
			Redemption Amount =		100.00%

Example 3:  JPY, CNY, and KRW, appreciate relative to their Initial Reference Currency Rates while SGD, IDR and TWD depreciate relative to their Initial Currency Rates, resulting in a Basket Value of 0.0166, which is greater than 0, and therefore an Additional Amount of 2.33% (equal to the Basket Value times the Leverage of 140%), and a Redemption Amount of 102.33%, times the principal amount of the notes.

	Hypothetical Initial		Hypothetical	Hypothetical Settlement	Hypothetical Initial Currency
	Currency Rate		Initial Currency	Rate	Amount Divided by
Reference Currency	(on Trade Date)	Weighting	Amount	(on Valuation Date)	Hypothetical Settlement Rate
JPY	121.76	16.67%	20.2974	104.71	0.1938
CNY	7.7796	16.67%	1.2969	7.3906	0.1755
SGD	1.5387	16.67%	0.2565	1.6156	0.1588
KRW	940.90	16.67%	156.8480	827.99	0.1894
IDR	9114	16.66%	1518.3924	10481	0.1449
TWD	32.973	16.66%	5.4933	35.611	0.1543
USD	1.0000	-100%	-1.0000	1.0000	-1.0000

			Basket Value =		0.0166
			Leverage =		140%
			Additional Amount =		2.33%
			Redemption Amount =		102.33%

Example 4:   JPY, SGD and IDR, appreciate relative to their Initial Currency Rates while CNY, KRW and TWD depreciate relative to their Initial Currency Rates, resulting in a Basket Value of -0.0094, and, because the Basket Value is less than 0, an Additional Amount of zero and a Redemption Amount of 100% (the return of principal invested, with no additional return).

	Hypothetical Initial		Hypothetical	Hypothetical Settlement	Hypothetical Initial Currency
	Currency Rate		Initial Currency	Rate	Amount Divided by
Reference Currency	(on Trade Date)	Weighting	Amount	(on Valuation Date)	Hypothetical Settlement Rate
JPY	121.7600	16.67%	20.2974	108.37	0.1873
CNY	7.7796	16.67%	1.2969	8.7132	0.1488
SGD	1.5387	16.67%	0.2565	1.5079	0.1701
KRW	940.9000	16.67%	156.8480	1016.17	0.1544
IDR	9114.0000	16.66%	1518.3924	8203	0.1851
TWD	32.97	16.66%	5.4933	37.919	0.1449
USD	1.0000	-100%	-1.0000	1.0000	-1.0000

			Basket Value =		-0.0094
			Additional Amount =		0.00%
			Redemption Amount =		100.00%